Exhibit 7.1

March 18, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.02 of the Current Report on Form 8-K dated February 18, 2005, of Cardima, Inc., and are in agreement with the statements contained in paragraphs (1), (2) and (3), and with the amounts on the table on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Marc Lumer & Company

San Francisco, California